Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-199009 and 333-198049) on Form S-8 of USA Technologies, Inc. of our report dated September 30, 2015, relating to our audits of the consolidated financial statements and schedule which appear in this Annual Report on Form 10-K for the year ended June 30, 2015.

/s/ McGladrey LLP
McGladrey LLP

New York, NY
September 30, 2015